Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 28, 2021 with respect to the consolidated financial statements of Anghami included in the Amended Registration Statement (Form F-1/A) and related Prospectus of Anghami, Inc. dated March 2, 2022.

/s/ Ernst & Young

Abu Dhabi, United Arab Emirates

March 2, 2022